Exhibit 99.1

FERRELLGAS PARTNERS’ THIRD-QUARTER ADJUSTED EBITDA UP 39%;

DISTRIBUTABLE CASH FLOW CLIMBS 59%;

FISCAL 2013 ADJUSTED EBITDA RANGE RAISED TO $270-$275 MILLION

OVERLAND PARK, KAN., June 6, 2013/PR Newswire/ — Ferrellgas Partners, L.P. (NYSE:FGP), one of the nation’s largest distributors of propane, today reported record Adjusted EBITDA, distributable cash flow and gross profit for its fiscal third quarter ended April 30, primarily attributable to increased propane sales volumes, margins and improved operating efficiencies.

Adjusted EBITDA increased 39% to $98.5 million from $70.8 million in the prior year quarter. Distributable cash flow to equity investors rose 59% to $76.2 million from $48.0 million a year ago. Through April, the partnership’s trailing 12 month distributable cash flow coverage stands at a healthy 1.08x.

President and CEO Steve Wambold pointed out, “We are extremely proud of our operational and financial performance this year as it is indicative of what our operations are capable of producing for investors in a more normal operating environment.”  Wambold further remarked, “Our positive momentum has continued into our fiscal fourth quarter.  As a result, we are raising our Adjusted EBITDA guidance for fiscal 2013 to a range of $270 million to $275 million, producing a distributable cash flow coverage to equity investors of greater than 1.1x.”  Adjusted EBITDA for the trailing 12-months was $264.3 million. Adjusted EBITDA in fiscal 2012 was $193.1 million.

Wambold continued, “Especially encouraging this quarter was that our propane sales volumes grew 18% over the prior year quarter to 267.1 million gallons. These sales volumes not only reflect temperatures that were 6 % colder than normal, but also our organic growth efforts of recent years.”

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Third-quarter revenues decreased modestly to $603.0 million from $629.6 million on lower sales prices to consumers, while the partnership’s gross profit climbed 25% to $223.1 million on increased sales and improved margins.  Fiscal third quarter gross profit margins improved $0.05 cents per gallon sold, from $0.79 to $0.84.

Third-quarter operating expense increased to $107.2 million, or $0.40 per gallon sold, from $95.8 million, or $0.42 per gallon sold, on increased propane sales volumes and performance based incentive accruals. Excluding performance based incentives, operating expenses improved by 12% from $0.42 per gallon sold to $0.37 per gallon sold, which was made possible by the partnership’s efficiency initiatives.  Similarly, general and administrative expense increased to $13.4 million from $9.0 million as a result of performance based incentives.  Excluding these incentives, G&A expense decreased to $8.6 million from $8.9 million.

Equipment lease expense was $4.1 million, compared with $3.8 million the year before. Interest expense again declined to $22.1 million from $23.5 million a year ago, reflecting lower borrowing rates.

Net earnings more than doubled to $45.2 million, or $0.56 per unit, from $21.l million, or $0.26 per unit. Wambold noted, “Our Blue Rhino operations are well positioned to capitalize on the all-important grilling season, adding more than 950 selling locations since this time last year.  The acquisition environment continues to be quite attractive, and we remain interested in complementary acquisitions, including some diversification, as indicated by the purchase of Mr. Bar-B-Q during the third quarter.” He added, “We focus on deals that are immediately accretive to earnings, and all our recent acquisitions have handily exceeded their proformas.”

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For the nine months, gross profit was up 17%, primarily attributable to margin improvement and increased sales volumes.  Propane sales volumes grew 2% to 745.1 million on nationwide temperatures that were 4% warmer than normal.  Adjusted EBITDA rose 41% and distributable cash flow climbed 79%. Consistent with the quarter, operating expense was impacted by both increased sales volumes and performance based incentives.  After adjusting for the impact of performance based incentives, operating expense was practically unchanged, $297.8 million versus $298.7 million, as our operating efficiencies offset the incremental cost associated with increased sales volumes.  General and administrative expense, excluding the impact of performance based incentives declined to $25.5 million from $28.4 million. Net earnings surged to $86.2 million, or $1.07 per unit, from $25.0 million, or $0.32 per unit.

Ferrellgas Partners, L.P., through its operating partnership, Ferrellgas, L.P., serves customers in all 50 states, the District of Columbia and Puerto Rico. Ferrellgas employees indirectly own more than 21 million common units of the partnership through an employee stock ownership plan. More information about the partnership can be found online at www.ferrellgas.com.

Statements in this release concerning expectations for the future are forward-looking statements. A variety of known and unknown risks, uncertainties and other factors could cause results, performance and expectations to differ materially from anticipated results, performance and expectations. These risks, uncertainties and other factors are discussed in the Form 10-K of Ferrellgas Partners, L.P., Ferrellgas Partners Finance Corp., Ferrellgas, L.P., and Ferrellgas Finance Corp. for the fiscal year ended July 31, 2012, and other documents filed from time to time by these entities with the Securities and Exchange Commission.

Contact:

Tom Colvin, Investor Relations, (913) 661-1530

Scott Brockelmeyer, Media Relations, (913) 661-1830

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FERRELLGAS PARTNERS, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

FOR THE THREE, NINE AND TWELVE MONTHS ENDED APRIL 30, 2013 AND 2012

(in thousands, except per unit data)

(unaudited)

	Three months ended		Nine months ended		Twelve months ended
	April 30		April 30		April 30
	2013	2012	2013	2012	2013	2012
Revenues:
Propane and other gas liquids sales	$508,408	$556,644	$1,426,763	$1,850,430	$1,737,278	$2,272,176
Other	94,612	72,975	198,031	146,887	229,291	174,799
Total revenues	603,020	629,619	1,624,794	1,997,317	1,966,569	2,446,975

Cost of product sold:
Propane and other gas liquids sales	313,207	401,521	903,100	1,405,243	1,099,743	1,715,584
Other	66,714	49,117	123,348	80,211	138,460	93,249

Gross profit	223,099	178,981	598,346	511,863	728,366	638,142

Operating expense (including $126 of severance charges for the twelve months ended April 30, 2013, and $277, $500 and $500 for the three, nine and twelve months ended April 30, 2012, respectively)	107,188	95,822	309,221	298,974	409,227	399,620
Depreciation and amortization expense	20,896	21,123	62,522	62,839	83,524	84,930
General and administrative expense (including $166 of severance charges for the twelve months ended April 30, 2013, and $113, $263 and $263 for the three, nine and twelve months ended April 30, 2012, respectively)	13,432	8,963	32,396	28,671	40,841	41,560
Equipment lease expense	4,098	3,789	11,848	10,846	15,650	14,439
Non-cash employee stock ownership plan compensation charge	2,824	2,203	12,673	6,719	15,394	8,909
Non-cash stock and unit-based compensation charge (b)	2,222	385	8,434	4,867	12,410	4,646
Loss on disposal of assets and other	3,337	1,220	5,728	2,052	9,711	4,851

Operating income	69,102	45,476	155,524	96,895	141,609	79,187

Interest expense	(22,084)	(23,471)	(67,138)	(70,904)	(89,488)	(94,584)
Other income, net	185	201	517	248	775	306

Earnings (loss) before income taxes	47,203	22,206	88,903	26,239	52,896	(15,091)

Income tax expense	2,023	1,144	2,676	1,285	2,519	1,238

Net earnings (loss)	45,180	21,062	86,227	24,954	50,377	(16,329)

Net earnings attributable to noncontrolling interest (a)	499	255	997	377	676	1

Net earnings (loss) attributable to Ferrellgas Partners, L.P.	44,681	20,807	85,230	24,577	49,701	(16,330)

Less: General partner’s interest in net earnings (loss)	447	208	852	246	497	(163)

Common unitholders’ interest in net earnings (loss)	$44,234	$20,599	$84,378	$24,331	$49,204	$(16,167)

Earnings (loss) Per Unit
Basic and diluted net earnings (loss) per common unitholders’ interest	$0.56	$0.26	$1.07	$0.32	$0.62	$(0.21)

Weighted average common units outstanding	79,054.4	78,960.0	79,027.5	77,095.8	79,018.5	76,797.1

Supplemental Data and Reconciliation of Non-GAAP Items:

	Three months ended		Nine months ended		Twelve months ended
	April 30		April 30		April 30
	2013	2012	2013	2012	2013	2012

Net earnings (loss) attributable to Ferrellgas Partners, L.P.	$44,681	$20,807	$85,230	$24,577	$49,701	$(16,330)
Income tax expense	2,023	1,144	2,676	1,285	2,519	1,238
Interest expense	22,084	23,471	67,138	70,904	89,488	94,584
Depreciation and amortization expense	20,896	21,123	62,522	62,839	83,524	84,930
EBITDA	89,684	66,545	217,566	159,605	225,232	164,422
Non-cash employee stock ownership plan compensation charge	2,824	2,203	12,673	6,719	15,394	8,909
Non-cash stock and unit-based compensation charge (b)	2,222	385	8,434	4,867	12,410	4,646
Loss on disposal of assets and other	3,337	1,220	5,728	2,052	9,711	4,851
Other income, net	(185)	(201)	(517)	(248)	(775)	(306)
Severance costs	—	390	—	763	292	763
Nonrecurring litigation reserve and related legal fees	113	—	1,338	892	1,338	1,879
Net earnings attributable to noncontrolling interest	499	255	997	377	676	1
Adjusted EBITDA (c)	98,494	70,797	246,219	175,027	264,278	185,165
Net cash interest expense (d)	(20,631)	(22,018)	(62,829)	(66,773)	(83,656)	(88,733)
Maintenance capital expenditures (e)	(3,466)	(2,680)	(10,996)	(11,518)	(15,522)	(15,034)
Cash paid for taxes	(43)	(10)	(88)	(100)	(752)	(657)
Proceeds from asset sales	1,850	1,940	8,013	4,314	9,441	6,035
Distributable cash flow to equity investors (f)	$76,204	$48,029	$180,319	$100,950	$173,789	$86,776

Propane gallons sales
Retail - Sales to End Users	196,009	167,462	542,688	524,287	637,719	619,898
Wholesale - Sales to Resellers	71,113	58,421	202,396	202,971	258,237	257,873
Total propane gallons sales	267,122	225,883	745,084	727,258	895,956	877,771

(a)  Amounts allocated to the general partner for its 1.0101% interest in the operating partnership, Ferrellgas, L.P.

(b)  Non-cash stock and unit-based compensation charges consist of the following:

	Three months ended		Nine months ended		Twelve months ended
	April 30		April 30		April 30
	2013	2012	2013	2012	2013	2012
Operating expense	$422	$112	$1,726	$1,952	$2,521	$1,877
General and administrative expense	1,800	273	6,708	2,915	9,889	2,769
Total	$2,222	$385	$8,434	$4,867	$12,410	$4,646

(c)  Adjusted EBITDA is calculated as earnings (loss) before income tax expense, interest expense, depreciation and amortization expense, non-cash employee stock ownership plan compensation charge, non-cash stock and unit-based compensation charge, loss on disposal of assets and other, other income, net, serverance costs, nonrecurring litigation reserve and related legal fees and net earnings attributable to noncontrolling interest. Management believes the presentation of this measure is relevant and useful because it  allows investors to view the partnership’s performance in a manner similar to the method management uses, adjusted for items management believes makes it easier to compare its results with other companies that have different financing and capital structures. This method of calculating Adjusted EBITDA may not be consistent with that of other companies and should be viewed in conjunction with measurements that are computed inaccordance with GAAP.

(d)  Net cash interest expense is the sum of interest expense less non-cash interest expense and other income, net. This amount includes interest expense related to the accounts receivable securitization facility.

(e)  Maintenance capital expenditures include capitalized expenditures for betterment and replacement of property, plant and equipment.

(f)   Management considers Distributable cash flow to equity investors a meaningful non-GAAP measure of the partnership’s ability to declare and pay quarterly distributions to common unitholders. Distributable cash flow to equity investors, as management defines it, may not be comparable to distributable cash flow or similarly titled measures used by other corporations and partnerships.

FERRELLGAS PARTNERS, L.P.  AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except unit data)

(unaudited)

	April 30, 2013	July 31, 2012
ASSETS

Current Assets:
Cash and cash equivalents	$12,260	$8,429
Accounts and notes receivable, net (including $183,957 and $121,812 of accounts receivable pledged as collateral at April 30, 2013 and July 31, 2012, respectively)	198,188	124,004
Inventories	107,210	127,598
Prepaid expenses and other current assets	23,384	29,315
Total Current Assets	341,042	289,346

Property, plant and equipment, net	604,716	626,551
Goodwill	253,286	248,944
Intangible assets, net	195,191	189,118
Other assets, net	46,391	43,320
Total Assets	$1,440,626	$1,397,279

LIABILITIES AND PARTNERS’ DEFICIT

Current Liabilities:
Accounts payable	$70,285	$47,824
Short-term borrowings	21,450	95,730
Collateralized note payable	116,000	74,000
Other current liabilities	123,456	122,667
Total Current Liabilities	331,191	340,221

Long-term debt (a)	1,106,669	1,059,085
Other liabilities	31,727	25,499
Contingencies and commitments	—	—

Partners’ Deficit:
Common unitholders (79,070,819 and 79,006,619 units outstanding at April 30, 2013 and July 31, 2012, respectively)	31,047	43,701
General partner unitholder (798,695 and 798,047 units outstanding at April 30, 2013 and July 31, 2012, respectively)	(59,757)	(59,630)
Accumulated other comprehensive loss	(1,841)	(13,159)
Total Ferrellgas Partners, L.P. Partners’ Deficit	(30,551)	(29,088)
Noncontrolling Interest	1,590	1,562
Total Partners’ Deficit	(28,961)	(27,526)
Total Liabilities and Partners’ Deficit	$1,440,626	$1,397,279

(a) The principal difference between the Ferrellgas Partners, L.P. balance sheet and that of Ferrellgas, L.P., is $182 million of 8.625% notes which are liabilities of Ferrellgas Partners, L.P. and not of Ferrellgas, L.P.